                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                                   ----------

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                           TO ACCOMPANY 1995 FORM 5500
                     ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                               UNDER ERISA OF 1974

                 for the years ended December 31, 1995 and 1994

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants ...................................      15

Financial Statements:
Statements of Net Assets Available for Plan Benefits
 as of December 31, 1995 and 1994 ...................................      16

Statements of Changes in Net Assets Available for
 Plan Benefits, with Fund Information for the Year
 Ended December 31, 1995 ............................................      17

Notes to Financial Statements .......................................      18-22

Supplemental Schedules:
    Item 27a - Schedule of Assets Held for Investment
     Purposes, December 31, 1995 ....................................      23

    Item 27d - Schedule of Reportable Transactions for the
     Year Ended December 31, 1995 ...................................      24

Certain supplemental schedules required by the regulations of the Employee Retirement Income Security Act of 1974 have been omitted for the reason that they are not required or not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Retirement Savings Plan Committee of the
Genzyme Corporation Retirement Savings Plan:

         We have audited the accompanying statements of net assets available for plan benefits of the Genzyme Corporation Retirement Savings Plan as of December 31, 1995 and 1994 and the related statement of changes in net assets available for plan benefits, with Fund Information for the year ended December 31, 1995. We previously audited and reported on the statement of changes in net assets available for plan benefits, with Fund Information for the year ended December 31, 1994, which condensed statement is presented for comparative purposes. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Corporation Retirement Savings Plan as of December 31, 1995 and 1994 and the changes in its net assets available for plan benefits for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

         Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 14 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

         The schedule of assets held for investment purposes and the schedule of reportable transactions that accompany the Plan's financial statements do not disclose the historical cost of certain plan assets held by the plan trustee. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



                                                    /s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
May 17, 1996

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                December 31,
                                                        ---------------------------
                                                           1995             1994
                                                           ----             ----
                      ASSETS

Investments at market value (Notes A and B):
    American Express Collective Trust Fund ........     $ 3,798,662     $ 2,863,066
    Fidelity Puritan Fund .........................       7,254,378       4,406,406
    Fidelity Magellan Fund ........................       9,991,497       5,311,344
    Genzyme General Division Stock ................       4,429,872       1,761,272
    Participant loans .............................         963,790         737,750
                                                        -----------     -----------
       Total investments ..........................      26,438,199      15,079,838

Cash and cash equivalents .........................          29,237          37,857

Receivables:
    Employer contribution .........................         226,433         144,521
    Employee contributions ........................         286,135         168,650
    Accrued interest ..............................             349             368
    Rollovers .....................................               0               8
    Loan receivables from participants ............          15,547          12,492
                                                        -----------     -----------
       Total receivables ..........................         528,464         326,039
                                                        -----------     -----------
         Total assets .............................      26,995,900      15,443,734
                                                        -----------     -----------
Net assets available for plan benefits (Note E) ...     $26,995,900     $15,443,734
                                                        ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      for the year ended December 31, 1995
         (with comparative totals for the year ended December 31, 1994)

                                                          Fund Information                                    Total
                                     -----------------------------------------------------------------------------------------
                                                  Balanced    Aggressive     Genzyme
                                     Guaranteed    Equity       Equity        Stock      Loan
                                        Fund        Fund         Fund         Fund       Fund           1995          1994
                                        ----        ----         ----         ----       ----           ----          ----
Additions:
    Employee contributions           $  112,726  $  210,310   $   296,489  $  134,357  $      -    $   753,882     $   613,156
    Employer contributions              789,218   1,497,335     1,881,860     476,333         -      4,644,746       3,778,808
    Rollovers (Note A)                  252,417     520,022       736,985     140,048     8,459      1,657,931         743,560
    Investment income                     2,742     357,364       564,408       1,699    62,266        988,479         673,147
    Net appreciation (depreciation)
     in market value of investments     220,865     766,207     1,647,808   2,059,428         -      4,694,308        (351,060)
                                     ----------  ----------   -----------  ----------  --------    -----------     -----------
       Total additions                1,377,968   3,351,238     5,127,550   2,811,865    70,725     12,739,346       5,457,611

Deductions:
    Benefit payments and
     withdrawals                       (200,547)   (433,367)     (398,137)   (128,343)  (26,786)    (1,187,180)       (832,267)
                                     ----------  ----------   -----------  ----------  --------    -----------     -----------
     Total deductions                  (200,547)   (433,367)     (398,137)   (128,343)  (26,786)    (1,187,180)      (832,267)

Net increase prior to interfund
 transfers                            1,177,421   2,917,871     4,729,413   2,683,522    43,939     11,552,166       4,625,344
Interfund transfers                    (210,075)    (35,331)       33,791      29,514   182,101              -               -
                                     ----------  ----------   -----------  ----------  --------    -----------     -----------
Net increase                            967,346   2,882,540     4,763,204   2,713,036   226,040     11,552,166       4,625,344

Net assets available for plan
 benefits at beginning of year        2,924,512   4,522,975     5,455,443   1,803,054   737,750     15,443,734      10,818,390
                                     ----------  ----------   -----------  ----------  --------    -----------     -----------
Net assets available for plan
 benefits at end of year             $3,891,858  $7,405,515   $10,218,647  $4,516,090  $963,790    $26,995,900     $15,443,734
                                     ==========  ==========   ===========  ==========  ========    ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.       Plan Description:

               The following description of the Genzyme Corporation Retirement Savings Plan (the "Plan") provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

         General:

               The Plan, a defined contribution plan pursuant to the authorization of the Board of Directors of Genzyme Corporation ("Genzyme" or the "Company"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of all Genzyme's wholly-owned United States subsidiaries are eligible to participate in the Plan.
         As of December 31, 1995, all participating employers under the Plan were 100% owned by Genzyme therefore making the Plan a plan for a controlled group of corporations. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement
         Income Security Act of 1974 ("ERISA"). The plan administrator (the "Plan Administrator") is the Retirement Savings Plan Committee of the Genzyme Corporation Retirement Savings Plan.

               Certain former employees have elected to retain their investments in the net assets of the Plan. As of December 31, 1995 and 1994, Plan assets of inactive participants totaled approximately $3,069,681 and $1,706,883, respectively. The increase is largely attributable to the change in the status of Genzyme Transgenics Corporation ("GTC") employees who, as of January 1, 1995, became participants in the plan of an acquired corporation and were therefore no longer eligible to contribute to the Plan.

               Effective April 1, 1995, Genzyme Tissue Repair ("GTR") employees previously participating in the 401(k) Plan of BioSurface Technology, Inc. ("BioSurface"), a company acquired by Genzyme in December 1994, became eligible to rollover their investments into the Plan and became participants in the Plan. Assets rolled over from BioSurface into the Plan and included in `Rollovers' on the Statement of Changes in Net Assets Available for the Plan Benefits amounted to $735,398 at April 7, 1995.

               As of December 31, 1995, Participants in the Genzyme Stock Fund, the Guaranteed Fund, the Balanced Equity Fund, and the Aggressive Equity Fund numbered 1,286, 1,268, 2,203 and 2,735, respectively.

         Investment Options:

               At December 31, 1995, Participants may direct contributions into any of four investment fund alternatives. The options are as follows:

                Contributions to the Genzyme Stock Fund may be invested in shares of Genzyme's General Division Common Stock ("General Division Stock") and Tissue Repair Division Common Stock ("TR Stock"). Amounts contributed to the Genzyme Stock Fund may be invested in other short-term investments pending the purchase of General Division Stock or TR Stock. At December 31, 1995, the Genzyme Stock Fund was invested solely in 71,020 shares of General Division Stock with a market value of $4,429,872 (See "Note F - Subsequent Events"). On December 16, 1994, the outstanding shares of Genzyme common stock were redesignated as General Division Stock on a share-for-share basis and a second class of common stock, designated as TR Stock, was distributed on the basis of .135 of one share of TR Stock for each share of Genzyme's previous common stock held by stockholders of record on December 16, 1994. As of December 31, 1994, the Genzyme Stock Fund held 55,029 and 7,429 shares of General Division Stock and TR Stock, respectively, with market values of $1,733,414 and $27,858, respectively.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.       Plan Description (continued):

         Investment Options (continued):

               The Guaranteed Fund is invested in the American Express Trust Company Collective Investment Fund ("American Express Fund"), which is a mutual fund that invests principally in guaranteed investment contracts. The Guaranteed Fund was invested in 95,278 and 76,614 shares of the American Express Fund with market values of $3,798,662 and $2,863,066 at December 31, 1995 and 1994, respectively.

               The Balanced Equity Fund is invested in the Puritan Fund, a mutual fund managed by Fidelity Investments, holding both stocks and bonds. The investment objective emphasizes income and stability. The Balanced Equity Fund was invested in 426,472 and 297,529 shares of the Puritan Fund with market values of $7,254,378 and $4,406,406 at December 31, 1995 and 1994, respectively.

               The Aggressive Equity Fund is invested in the Magellan Fund, a mutual fund managed by Fidelity Investments, holding both stocks and bonds. The investment objective emphasizes long-term appreciation. The Aggressive Equity Fund was invested in 116,207 shares and 79,511 shares of the Magellan Fund with market values of $85.98 and $66.80 per share, or a total value of $9,991,497 and $5,311,344 at December 31, 1995 and 1994, respectively. As of May 17, 1996, the Magellan Fund closed at $75.45 per share, which would reduce the valuation of the 116,207 shares invested at December 31, 1995 by $1,223,660.

               Each of the above investments is greater than 5% of the Plan's net assets.

         Employee Contributions:

               The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18.75% or a maximum of $9,240 of their compensation contributed on a pre-tax basis to the Plan each year on their behalf.

               A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code (the "Code") if the Participant is considered to be a highly compensated employee within the meaning of the Code.

         Employer Contributions:

               Genzyme makes contributions to the Plan on behalf of a Participant for each quarter in an amount equal to at least 25% of the Participant's contribution through salary reductions in that quarter; however, employer matching contributions will not be made for contributions that exceed, in the aggregate, 5% of the Participant's annual compensation. Certain employees of one subsidiary are limited to 4% of annual compensation. Genzyme's contributions amounted to $753,882 and $613,156 for the years ended December 31, 1995 and 1994, respectively.

               Eligible Participants may invest their contributions in any fund or funds in increments determined at their own discretion. Employer contributions are invested as directed by the Participants. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the Guaranteed Fund.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.       Plan Description (continued):

         Vesting:

               Participants have a 100% non-forfeitable interest in both employee and employer contributions at all times. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of the Participant's death, is entitled to receive the full amount in the Participant's account.

         Benefits:

               Distributions upon retirement at age 65 or later, or death, are either made in a lump-sum payment or installments. If the benefits are distributed in installments, the installments may not extend over a period of time longer than the life expectancy of the Participant or, if longer, the joint and last survivor life expectancy of the Participant and designated beneficiary. Distributions upon termination are made in lump-sum payments.

               Changes in allocation of future investments and reallocation of account balances among investment funds are permitted as of the last day of each quarter of the Plan year. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined, unless the Participant requesting such withdrawal has attained age 59 1/2. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These investments are classified as "rollovers."

         Loans:

               Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant, or $50,000, and must be at least $1,000. A Participant may not obtain a loan unless the Plan Administrator approves the transaction. All loans bear interest determined by the Plan Administrator at the time of the loan. A written repayment schedule specifies the date and payment amount necessary to amortize the loan. Because the loan is secured by 401(k) deferrals, the interest is not deductible to the Participant.

B.       Summary of Significant Accounting Policies:

         Cash Equivalents:

               The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.

         Investment Valuation and Income Recognition:

               Investments in the Genzyme Stock Fund, the Balanced Equity Fund, and the Aggressive Equity Fund are stated at market value, based on quoted market prices in an active market on the last business day of the plan year. The Guaranteed Fund's investments are stated at net asset value prices as reported by the American Express Trust Company Collective Investment Fund. The Loan Fund is valued at cost which approximates fair value.

               The Plan presents, in the statement of changes in net assets available for plan benefits, the net appreciation (depreciation) in the fair value of its investments that consists of the realized gains or losses and the unrealized

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

B.       Summary of Significant Accounting Policies (continued):

         Investment Valuation and Income Recognition (continued):

         appreciation (depreciation) on those investments.

               Security transactions are accounted for on the trade date. Gain or loss on sales of investments is based on average cost.

         Investment Income:

               Dividend income is recorded on the ex-dividend date. Interest income is recorded as earned on the accrual basis.

         Contributions and Benefit Payments:

               Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

         Use of Estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reported period. Actual results could differ from those estimates.

C.       Administration Fees:

               Administration fees associated with the Plan are paid by Genzyme and were approximately $134,000 and $128,000 in 1995 and 1994, respectively.

D.       Qualification under the Internal Revenue Code:

               The Internal Revenue Service has determined and informed the Company by a letter dated May 25, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. The Plan administrator and the Plan's tax counsel believe, however, that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

E.       Amendment or Termination:

               Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the non-forfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to Plan provisions permitting payment of fees and expenses). No merger, consolidation or transfer of assets or liabilities of the Plan may reduce any Participant's interest accrued to the date of the merger, consolidation or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participants' rights to benefits will remain fully vested.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

F.       Subsequent Events:

                Effective January 1, 1996, three new investment options were added to the Plan. These consist of two additional Fidelity mutual funds, an Investment Grade Bond Fund and a Low Priced Stock Fund and a Genzyme Tissue Repair ("GTR") Stock Fund. The Genzyme Stock Fund sold all its holdings in GTR during 1995 in anticipation of creating the GTR Stock Fund. The Plan held no shares of these new investment options at December 31, 1995. Accordingly, effective January 1, 1996, employees chose to reallocate their investments, which resulted in the following increases (decreases) to the preexisting funds: $(747,446) to the Guaranteed Fund; $(682,409) to the Balanced Equity Fund; $89,562 to the Aggressive Equity Fund; and $(288,282) to the Genzyme Stock Fund. The following amounts were allocated to the new investment options: $252,326 to the Investment Grade Bond Fund; $1,144,686 to the Low Priced Stock Fund; and $231,563 to the GTR Stock Fund.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1995

                                                                                                Market
Identity of Issue                     Description of Investment              Shares   Cost      Value
- -------------------------------       ---------------------------------     -------   ----   -----------
 American Express Trust               Guaranteed Collective Income Fund      95,278    **    $ 3,798,662

 Fidelity Puritan                     Conservative Equity Fund              426,472            7,254,378

 Fidelity Magellan Fund               Aggressive Equity Fund                116,207            9,991,497

*Genzyme General Division Stock       Common Stock                           71,020            4,429,872

 Employee Loans                       Loans with interest rates
                                      between 6% and 9%
                                      maturing through
                                      June 2015                                                  963,790
                                                                                             -----------
                                                                                             $26,438,199
                                                                                             ===========

 * Denotes party-in-interest.

** Historical cost information not provided.

                               GENZYME CORPORATION
                             RETIREMENT SAVINGS PLAN

                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                      for the year ended December 31, 1995

Series of transactions in excess of 5% of the current value of Plan assets at the beginning of the Plan year:

                                                                                     Current Value                 Number of
                                             Purchase        Selling    Cost of       at Date of        Gain       Transactions
Description of Assets                          Price          Price      Assets       Transaction      (Loss)      in the Series
- ----------------------------------------    ----------      ---------   -------      -------------     ------      -------------
 American Express Collective Income Fund    $  964,952      $250,221         **         $250,221          **           25

 Balanced Equity Fund                        2,369,827       288,149                     288,149                       41

 Aggressive Equity Fund                      3,218,280       185,934                     185,934                       35

*Genzyme General Division Stock                881,964       272,790                     272,790                       27

*  Denotes party-in-interest.

** Historical cost information not provided.